NEWS RELEASE
TSX: SCY
October 10, 2017
NR 17-8
www.scandiummining.com

SCANDIUM INTERNATIONAL CLOSES SHARE EXCHANGE
TRANSACTION WITH SCANDIUM INVESTMENTS LLC.

Reno, Nevada, October 10, 2017 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) is pleased to announce that it has closed the share exchange transaction with Scandium Investments LLC (“SIL”), as approved by the SCY shareholders at a Special Meeting on September 11, 2017, and as a result, has acquired the 20% interest in EMC Metals Australia Pty Ltd (“EMC-A”) previously held by SIL.

The Company now holds 100% ownership of EMC-A, which is the Company’s Australian subsidiary that holds a 100% interest in both the Nyngan and Honeybugle Scandium Projects, located in New South Wales, Australia. Pursuant to the share exchange transaction, the Company issued SIL 57,371,565 common shares of the Company in return for acquiring SIL’s share interest in EMC-A. These newly issued common shares represent 20% of the total issued common shares of the Company, on a post-transaction basis.

HIGHLIGHTS:

  SCY exchanged 57,371,565 common shares to secure a 100% interest in the Nyngan and Honeybugle scandium projects in NSW, Australia,
  SIL exchanged their 20% direct project stake for a 20% SCY common share interest,
  Transaction considered non-dilutive to existing SCY shareholders,
  SIL becomes the largest single Company shareholder, and
  Two members of SIL, Peter Evensen and R. Christian Evensen, join the SCY Board as board members immediately.

Ownership of 100% of the Company’s scandium projects provides significant advantages for the development of the Nyngan Scandium Project. In particular, SIL and the Company agreed that consolidating 100% ownership of Nyngan and Honeybugle would potentially allow for a wider array of project financing structures at either EMC-A or individual project level, and would optimize the cost of capital for the Nyngan Scandium Project.

In connection with the transaction, SIL nominees Mr. Peter Evensen and Mr. R. Christian Evensen have been appointed to the Company’s Board of Directors. As Board members, Peter and Chris Evensen can contribute their funding expertise more directly and effectively to the entire project, fully aligning the interests of SIL and the Company, benefiting the development program, and in turn benefiting all Company shareholders.

Pursuant to the transaction, the Company also issued 1,459,080 common shares to SIL, as an adjustment payment for the 20% portion of a revenue-based royalty on Nyngan/Honeybugle that was excluded from SIL’s share in the project interests.

George Putnam, CEO of Scandium International Mining Corp. commented:

“On behalf of the entire SCY Board, we welcome Peter and Chris to the team, and look forward to their contributions towards our goal of building the first-ever primary scandium mine at Nyngan. We firmly believe in the value of this project and the exciting possibilities we have to deliver significant volumes of scandium product to waiting global markets.”

SIL’s Report on Ownership of Shares of the Company

On October 10, 2017, pursuant to the transaction, in accordance with Canadian regulatory requirements, SIL reports that it acquired an aggregate of 58,830,645 common shares of the Company, representing approximately 20.4% of the issued and outstanding common shares of the Company. Of those shares, a total of 57,371,565 shares were issued at a price of $0. 34 per share, for a total deemed value of C$19,506,332.10 and 1,459,080 common shares were issued at a price of $0.35 per share, for a total deemed value of C$510,678.

Immediately prior to the foregoing acquisition, SIL owned and/or had control over 3,549,160 common shares of the Company. As a result of the foregoing acquisition, SIL owns and/or has control over 62,379,805 common shares of the Company, representing approximately 21.4% of the total issued and outstanding common shares of the Company. This represents a 1657% change in SIL’s ownership of common shares.

SIL does not own or have any control over any warrants of the Company.

SIL acquired the securities in connection with a transaction between the Company, SIL and EMC Australia Pty Ltd., as disclosed in the information circular of the Company dated August 4, 2017, and has no present intention to dispose of or acquire further securities of the Company. SIL may, in the future, participate in financings and/or acquire or dispose of securities of the Company in the market, privately or otherwise, as circumstances or market conditions warrant.

ABOUT SCANDIUM INTERNATIONAL MINING CORP.

The Company is focused on developing its Nyngan Scandium Project, located in NSW, Australia, into the world’s first scandium-only producing mine. The project has received all key approvals, including a mining lease, necessary to proceed with project construction.

The Company filed a NI 43-101 technical report in May 2016, titled “Feasibility Study – Nyngan Scandium Project”. That feasibility study delivered an expanded scandium resource, a first reserve figure, and an estimated 33.1% IRR on the project, supported by extensive metallurgical test work and an independent, 10-year global marketing outlook for scandium demand.

For inquiries to Scandium International Mining Corp, please contact:

Edward Dickinson
Tel: (775) 233-7328
Email: info@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to statements regarding any future development of the project. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation risks related to the availability of financing project development, demand for scandium, the contributions of new directors; uncertainties associated with the results of production as described in the feasibility study; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities.

Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.